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                                                                    Exhibit 23.1
                                                                    ------------


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Virginia Commonwealth Financial Corporation 1998 Incentive Stock Plan and in the related prospectus of our report dated January 14, 2000, except for the first paragraph in Note 2 as to which the date is February 14, 2000, on the consolidated financial statements of Virginia Commonwealth Financial Corporation as of December 31, 1999, and for the period ended December 31, 1999, which appears in the annual report on Form 10-K of Virginia Commonwealth Financial Corporation for the year ended December 31, 1999.



                                            /s/ YOUNT, HYDE & BARBOUR, P.C.




Winchester, Virginia
May 10, 2000